Exhibit 10.41

LEASE AGREEMENT

This Lease Agreement is hereby made and entered into this 1st day of November, 2006 (the “Effective Date”), by and between the Muskogee City-County Port Authority, an agency of the State of Oklahoma, duly organized and existing under the laws of the State of Oklahoma, hereinafter referred to as “Lessor”, and Nova Biofuels Oklahoma, LLC, a limited liability company organized and existing under the laws of the State of Delaware and qualified to do business in the State of Oklahoma, hereinafter referred to as “Lessee”.

WITNESSETH:

WHEREAS, Lessor by duly enacted ordinances of the City of Muskogee, and by duly passed resolution of the Board of County Commissioners of Muskogee County, has been charged with the responsibility of developing and operating the Port of Muskogee to further the economic potentials of the City of Muskogee and the County of Muskogee that will result from an efficiently developed and operational inland waterway, port terminals and related industrial facilities, and in such capacity desires to lease certain lands which comprise the Port of Muskogee Industrial Park (the “Industrial Park”); and

WHEREAS, Lessee desires to lease a portion of the Industrial Park;

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1
PREMISES

1.1        PREMISES:  Lessor hereby leases, demises and lets unto Lessee, and Lessee hereby leases and lets from Lessor upon and subject to the provisions and for the term and rentals hereinafter appearing, a certain parcel or tract of land comprising approximately twenty eight (28) acres, within the jurisdictional boundaries of the Port of Muskogee, located in Muskogee County, Oklahoma, and being more particularly described in Exhibit “A”, attached hereto and by reference made a part hereof (the “Premises”).

1.2        USE OF PREMISES:  The Premises are to be used and occupied by Lessee for the purpose of constructing, maintaining and operating a biofuel production facility and the operation of services and conduct of business activities related and incident thereto (the “Permitted Use”).  In the event Lessee, for any reason, desires to modify or change its use of the Premises, the nature and terms of such modification, if approved by Lessor, shall be reduced to a written agreement of the parties hereto and made a part of this Agreement.  Lessor shall not unreasonably withhold, condition, or delay its consent to a proposed modification of the Permitted Use.

1.3        PROTECTIVE COVENANTS:  Lessee agrees to abide by the conditions set forth in the Protective Covenants for the Port of Muskogee Industrial Park, a copy of which is attached hereto marked Exhibit “B”  and made a part hereof.  The parties hereto understand that said protective covenants may be modified or changed from time to time and hereby agree that Lessee shall abide by such modifications or changes that are in effect at the time of submittal of plans provided in section 4.1 and modification of uses provided in section 1.2 herein, so long as such modifications and changes are substantially similar to those initially approved hereunder.

1.4          INSPECTION PERIOD.  Lessee shall have a period (the “Inspection Period”) beginning on the Effective Date and ending on the date that is four (4) months from the Effective Date to, at its sole cost and expense, conduct and make surveys, studies and any other appraisals, inspections, tests or studies desired by Lessee, in its sole discretion, including, but without limitation, environmental studies, to confirm to the satisfaction of Lessee, in its sole and absolute discretion, that the Premises are satisfactory to Lessee in all respects and suitable for the Permitted Use.  Lessee and its agents and contractors shall be permitted access to the Premises at all reasonable times for the such purposes stated.  Notwithstanding the above, Lessee shall seek and obtain prior written approval from Lessor before performing any invasive testing.  Lessee also agrees to return the Premises to their former condition after completion of the tests.  Lessee shall indemnify, defend and hold the Lessor Indemnified Parties (as defined in Section 7.8 (a))  harmless from and against any and all claims, liabilities, obligations, damages, costs and expenses, including attorneys’ fees and expenses, arising out of, incurred in connection with or resulting from inspections performed by Lessee or any of its agents, contractors or employees.  The foregoing indemnification obligation shall survive any termination of this Lease.  If Lessee determines for any reason that the Premises are unsatisfactory or unsuitable for the Permitted Use, in Lessee’s sole discretion, then Lessee may, at its option, terminate this Lease by giving written notice to Lessor on or prior to the last day of the Inspection Period, whereupon this Lease shall be deemed of no further force or effect with Lessor and Lessee having no further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein.

1.5          TITLE INSPECTION.  In addition to the inspections and studies permitted under Section1.4, Lessee shall have the right during the Inspection Period to examine, or cause to be examined, title to the Premises.  If, at any time during the

Inspection Period, title to the Premises should become (or be discovered to be) subject to any lien, encumbrance or other exception that is construed as a valid title objection under the “Real Estate Title Examination Standards” of the Oklahoma Bar Association, where applicable, and Lessee provides notice to Lessor in writing of the same (a “Title Objection”),  Lessor may, but shall have no obligation to cure such Title Objection.  If Lessor does not cure any such Title Objections within thirty (30) days of said notice or such additional time as may be agreed to satisfy such objections, then Lessee shall elect within five (5) business as its sole and exclusive remedy to either (i) terminate this Lease upon written notice to Lessor, or (ii) waive the unsatisfied Title Objections; provided that in any event Lessor shall be required to deliver the Premises on the Effective Date.  Lessee may obtain, at Lessee’s sole cost and expense, a leasehold title insurance policy insuring that Lessee’s rights in the Premises, any other property with respect to which Lessee will need any easements or other rights and Lessee’s rights under this Lease are unencumbered and sufficient, in Lessee’s sole determination, for Lessee’s construction, development, use and operation of the Premises.

1.6        ACCEPTANCE OF PREMISES:  Subject to Lessor’s rights to terminate this Lease during the Inspection Period, Lessee will accept the Premises in its then current “as is” condition.

ARTICLE 2
LEASE TERM

2.1        LEASE TERM:  The primary term of this Agreement shall be ten (10) years, unless earlier terminated as provided herein, and shall commence on the Effective Date and terminate on October 31, 2016.

2.2          RENEWAL TERMS:  Provided Lessee is not in default and this Lease is otherwise in full force and effect, Lessee is granted the option to renew this Lease upon the same terms and conditions (subject to adjustment of rentals as set forth in Section 3.3), for three (3) additional term(s) of ten (10)   years each; such option to be exercisable upon the giving of written notice of intent to renew by Lessee to Lessor not earlier than 180 days and not later than 120 days prior to the expiration date of the then current primary or option term.

2.3        ASSIGNMENT:  Lessee shall not sublet, transfer, mortgage or pledge this Agreement or any interest in the said premises or any part of the same or assign this Agreement or any interest therein without the prior written consent of the Lessor, which consent shall not be unreasonably withheld; provided, however, if such consent is obtained, any such transfer or assignment shall not be or become effective unless and until Lessee shall deliver to Lessor a written assumption and agreement by such sublessee or assignee to accept, observe and be bound by each and all of the terms, provisions and stipulations of this Agreement; provided further, that any such subletting or transfer shall not extend beyond the initial term hereof, or any extension hereof authorized by this Agreement; and that no such subletting or transfer shall release or relieve Lessee of any of its obligations to Lessor as herein set out.  Notwithstanding anything to the contrary herein contained, Lessee may assign, sublease or otherwise transfer its rights under this Lease to an Affiliate without the prior written consent of Lessor, upon at least ten (10) days prior written notice to Lessor.  The term “Affiliate” shall mean any corporation, limited liability company or other entity controlling controlled by or under common control with (directly or indirectly) Lessee, including without limitation any parent corporation controlling Lessee or any subsidiary that Lessee controls.

ARTICLE 3
RENTALS

3.1        RENTALS:  Lessee agrees to pay to Lessor at its offices and place of business in the City of Muskogee, Muskogee County, Oklahoma, as rental for said premises, the sum of seven hundred thousand dollars ($700,000), payable as follows:

(a)           Prepayment: Lessee, upon execution of this Agreement, shall pay Lessor the sum of seventy thousand dollars ($70,000) (“Pre-Paid Rent”).  If Lessee shall terminate this Lease during the Inspection Period, Lessor shall immediately return the Pre-Paid Rent to Lessee, less and except five thousand dollars ($5,000) per month for each and every month from the Effective Date to the date upon which notice of the termination is given to Lessor as described in Section 1.4 herein.

(b)           Monthly Rentals:  Beginning on the Effective Date and ending on a date that is twelve (12) months from the Effective Date (the “Grace Period), Lessee and Lessor agree that monthly rentals shall be waived. Following expiration of the Grace Period, Pre-Paid Rent shall be applied at the rate of five thousand eight hundred thirty three and thirty three one-hundredths dollars ($5,833.33) per month on the first day of each and every month until the Pre-Paid Rent is fully applied. Thereafter, Lessee shall pay to Lessor the sum of five thousand eight hundred thirty three and thirty three one-hundredths dollars ($5,833.33), per month in advance for and during each and every month of the remaining term of this Agreement, said payments being due on the first day of each month beginning October 1, 2008, until the total rental above specified is paid in full.

3.2        ADDITIONAL RENTALS: Lessee shall pay as additional rentals to Lessor the following sums:

(a)           Throughput: Beginning October 1, 2007, Lessee shall pay to Lessor, annually, the greater of twelve and one-half cents ($ .125) per ton on each ton of cargo shipped by Lessee during the year or seven thousand two hundred fifty dollars ($7,250).  In connection herewith, Lessee shall keep fully up-to-date and accurate records evidencing the types and tonnage of products and/or cargoes shipped and shall remit payment for the actual amount of tonnage shipped by the fifth day of each month during the term of this Lease, concurrent with a certified statement thereof.

(b)           Railroad Maintenance Charges: Lessee shall pay to Lessor the sum of five dollars ($5.00) per railroad car switched to Lessee for loading or unloading of cargo and remit payment therefore monthly upon the presentment of an invoice for same by Lessor.

3.3        RENTAL RATE ADJUSTMENTS: Lessor shall have the option to adjust the rentals referenced in 3.1 and 3.2 hereof upon written notice to Lessee not less than one hundred and eighty (180) days prior to the expiration of each five year period during the primary and renewal terms of this Agreement, to become effective commencing on the first day of the next following five (5) year period of said term. Such adjustments shall be computed by multiplying the total amount of the rentals for said period by a fraction, the numerator of which shall be the U.S. Department of Labor, Bureau of Labor Statistics Consumer Price Index, U.S. Cities Average, hereinafter referred to as “Index”, of the most recent date prior to the date of said written notice by Lessor and the denominator of which shall be such Index of the month during which the initial term of this Agreement shall commence. Notwithstanding the provisions of this paragraph, rentals shall not be increased more than fifteen percent (15%) from one five year period to the next.

ARTICLE 4
IMPROVEMENTS

4.1        COMMENCEMENT OF CONSTRUCTION: Unless this Agreement is terminated during the Inspection Period as provided in Section 1.4 herein, Lessee, at its own expense, shall, within sixteen (16) months of the Effective Date, complete construction of the facilities necessary to conduct the operations contemplated under the terms and conditions of this Lease.  Should construction of said facilities be commenced but not completed within said time, Lessee shall have the right to complete the same with reasonable diligence and dispatch. Prior to commencement of construction on the Premises, Lessee shall submit to Lessor the architectural plans and drawings of such facilities for Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as Lessee complies with the covenants contained in Exhibit “B” and other material provisions of the Agreement.  All facilities shall be constructed in accordance with such of the Port Authority’s reasonable rules and regulations as may be in effect on the date construction is commenced.  In the event Lessee fails to commence construction of said facilities within the period aforesaid, this Agreement shall terminate, and Lessor shall be entitled to retain all monies theretofore paid by Lessee as and for the full measure of liquidated damages due Lessor on account of Lessee’s failure to commence construction of said facilities.

4.2        IMPROVEMENTS:  Except as may otherwise be specifically provided in this Agreement, all improvements, including structures, electric power and light, water, telephone, sanitary facilities, interior roadways, railways and accessory structures from and to the Premises, including all chattels, goods, tools, equipment and personal property, will be constructed, installed and maintained, as between the parties, at the expense and risk of Lessee with the understanding that all of the same shall be removed from the premises upon termination of this Agreement as herein provided within a period of sixty (60) days following such termination and the Premises restored to its original condition; otherwise, at the election of Lessor such improvements shall become the property of Lessor;  EXCEPT that certain improvements, including but not limited to roadways, roadway material, parking areas, railways, railroad switches and/or turnouts, rail and track material, gravel, concrete and other materials used to stabilize the soil, pavement, underground utilities and the like (or any combination thereof), shall, at the option of Lessor,  remain in place and become the property of Lessor.  Except as otherwise provided herein, the title to all improvements and any modifications, additions, restorations, repairs and replacements thereof or alterations thereto hereafter placed or constructed by Lessee upon the Premises shall be in Lessee or its successors and assigns.

4.3        UTILITIES AND SERVICES:  Except as may otherwise be specifically provided in this Agreement, Lessee shall, as between the parties, at its own cost and expense, provide for servicing the Premises and all improvements thereon, including but not limited to water, gas, sewer, electricity, telephone or other utilities as it may require; and Lessee shall be responsible for all costs and charges in connection therewith, and agrees to pay the same promptly as such charges accrue, and to protect, fully indemnify and save Lessor harmless from and against any and all liability for any such costs or charges.  Lessor represents and warrants that all utilities are available in the Industrial Park.  Lessor covenants and agrees to grant Lessee easements in accordance with Article 5 of this Agreement.

4.4        ACCESS:  Lessor further covenants that so long as Lessee is not in default under any of the terms and conditions of this Agreement, that Lessee, during the term of this Agreement, and any extension thereof, shall have the right of ingress and egress in and to the Premises, and shall have a non-exclusive right to use any railroad, road, roadway or areas used in common by Lessor and its other lessees, by, about or adjacent to the Premises subject to the following provisions:

(a)           This Lease does not include any tenancy in railroad, road, roadway or common area by, about or adjacent to the Premises.

(b)           Lessor shall have the right to relocate said railroad, road, roadways or any common area or any portion thereof in any reasonable manner so long as such relocation does not deprive Lessee of access within or immediately adjacent to the Premises of the facilities, including but not limited to railroad, truck, barge, loading and transportation and utilities as are contemplated herein, provided that any such relocation and costs incident to the continuation of such facilities are undertaken at Lessor’s expense, and provided that in such event Lessor shall have no liability to Lessee for any damage or loss incurred by Lessee as a result of any such relocation except for any damage or loss caused by the negligence or willful misconduct of Lessor.

(c)           Lessee shall not use either the railroad, road, roadways or common areas, or any portion thereof in such a way as to interfere unreasonably with the use of the same by Lessor or any of its lessees.

4.5        LIEN CLAIMS:  Lessee hereby covenants to unconditionally indemnify Lessor from and against and save them harmless from any and all lien claims of any nature whatsoever arising out of Lessee’s activities or operations.  Lessee further agrees that it shall, in the event any such liens are filed, to forthwith effect their removal or provide Lessor such security as may in Lessor’s opinion be adequate to protect Lessor’s interests.

4.6        INSPECTION AND/OR REPAIR OF PREMISES:  Lessor shall at all reasonable times, upon at least twenty-four hours written notice and accompanied by a representative of Lessee, be permitted and allowed to enter the Premises to inspect the condition of the same and/or Lessee’s operations and/or improvements to determine compliance with the terms of this Agreement, and further, if Lessee fails, following at least thirty (30) days notice, to commence making repairs or conduct maintenance required hereunder, Lessor shall be permitted to make such repairs and/or engage in such maintenance as may be necessary in respect to any facilities installed upon or about the Premises and to the extent that the obligation to make such repairs and/or to engage in such maintenance is Lessee’s hereunder, Lessor shall be permitted to undertake the same and shall be paid by Lessee for reasonable charges upon the presentment of invoices therefor.

ARTICLE 5
EASEMENTS

5.1          EASEMENTS:  Lessor agrees to grant to Lessee, when required by Lessee, nonexclusive easements over, across and through Lessor’s unleased property and existing easements within the Industrial Park which it has the right to grant and which are reasonably necessary for the operation of Lessee’s facilities on the Premises or reasonably required by Lessee, including but not limited to, the following:

(a)           Access to railroad lines and spurs, if any, located within the Industrial Park, together with the right to place railroad track switches or turnouts necessary to accommodate Lessee’s use of railroad trackage constructed and used by Lessee at or upon the Premises.  All tracks, lines, spurs, switches and turnarounds to be utilized by Lessee shall be identified on Exhibit “A” to be considered a part of the Premises covered by this Lease.  Lessee hereby grants to Lessor an easement and right to use for switching and/or storage of railcars any trackage constructed by Lessee, provided that such use by Lessor shall not interfere with Lessee’s use of such trackage.

(b)           Connection of water, sewer, telephone, electric and gas lines, as approved by the appropriate utility companies, to those installed at or upon the Premises.

(c)           Connection of streets and/or roads for vehicular traffic to roads immediately adjacent or near the Premises, subject to Lessor’s prior approval of any proposed curb cuts and roadway improvements for the Premises.

(d)           Location, placement and maintenance of production and/or handling pipelines connecting the Premises to wharves and/or barge mooring dolphins, as may be necessary for Lessee’s activities and/or operations, to the extent the same are permitted and approved by Lessor and upon payment or arrangements for payment to Lessor of appropriate fees therefor.

Lessor shall have no obligation to furnish any easement which would in the exercise of its sole discretion interfere with the orderly development and/or utilization of Industrial Park, in whole or in part, nor shall any easement exceed the height, depth or width reasonably necessary to permit Lessee’s operation of the Premises for the Permitted Use.  Any and all easements in which rights shall be granted hereunder shall be described on and made a part of Exhibit “A” to this Lease to be included within the Premises and the privileges extended to Lessee under this Lease.

ARTICLE 6
LEASEHOLD MORTGAGES

6.1          LEASEHOLD MORTGAGES PERMITTED:  Notwithstanding anything herein to the contrary, Lessee shall have the right at any time and from time to time, without Lessor’s consent, to mortgage, pledge, grant deed(s) of trust or otherwise encumber the leasehold estate created hereby and all or any portion of the right, title and interest of Lessee hereunder (including Lessee’s interest in any improvements), and to assign, hypothecate or pledge the same, as security for the payment of any debt to a Leasehold Mortgagee (as hereinafter defined); provided, that no mortgagee, trustee or other person claiming by, through or under any mortgage, deed of trust or other instrument of encumbrance instrument creating any such encumbrance (herein, a “Leasehold Mortgage”) shall by virtue thereof acquire any greater right in the Premises than Lessee then had under this Lease, except for the rights expressly granted to such mortgagee, trustee or other person under the terms of this Lease and any separate agreement between such Leasehold Mortgagee and Lessor; and provided further, that such, and the indebtedness secured thereby, shall at all times be and remain subject to all of the conditions, covenants and obligations of this Lease and to all of the rights of Lessor hereunder.  As used herein, a “Leasehold Mortgagee” means the holder or holders from time to time of a promissory note or notes evidencing a bona fide loan and secured by a deed of trust or mortgage upon, among other things, the leasehold estate created hereby.

6.2          TERMS OF LEASEHOLD MORTGAGE:  As to any Leasehold Mortgage in favor of a Leasehold Mortgagee, Lessor consents to provisions therein, at the option of Lessee, (a) for an assignment of Lessee’s share of the net proceeds from any award or other compensation resulting from a total or partial taking as set forth in this Lease, (b) for the entry of any Leasehold Mortgagee upon the Premises, to view the state of the Premises, (c) that a default by Lessee under this Lease shall constitute a default under any such Leasehold Mortgage, (d) for an assignment of Lessee’s right, if any, to terminate, cancel, modify, extend, change, supplement, alter or amend this Lease, (e) for an assignment of any sublease to which any such Leasehold Mortgage is subordinated, subject to the rights of Lessor hereunder, and (f) effective upon any default in any such Leasehold Mortgage, (i) for the foreclosure of the Leasehold Mortgage pursuant to a power of sale by judicial proceedings or other lawful means or the acceptance of the leasehold estate by assignment in lieu of foreclosure and the subsequent sale by such purchaser and/or a sale by any subsequent purchaser, (ii) for the appointment of a receiver, irrespective of whether the Leasehold Mortgagee accelerates the maturity of all indebtedness secured by the Leasehold Mortgage, (iii) for the rights of the Leasehold Mortgagee or the receiver or any purchaser of the leasehold estate at a foreclosure sale to enter and take possession of the Premises to manage and operate the same, to collect the subrentals, issues and profits therefrom (subject to the rights of Lessor hereunder), and to cure any default under the Leasehold Mortgage or any default by Lessee under this Lease (as further provided in Section 6.4), and (iv) for an assignment of Lessee’s right, title and interest in and to the premiums for or dividends upon any insurance required by the terms of this Lease, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Premises, whether paid or to be paid.

6.3          NOTICE TO LEASEHOLD MORTGAGEE:  At any time after the execution and recordation of any Leasehold Mortgage, the Leasehold Mortgagee may notify Lessor in writing that any such mortgage or deed of trust has been given and executed by Lessee, and shall at the same time furnish Lessor with a copy of the Leasehold Mortgage, together with the address to which it desires copies of notices of default to be mailed.  Lessor hereby agrees that it will thereafter mail to the Leasehold Mortgagee, at the address so given, duplicate copies of any and all notices of default in writing which Lessor may from time to time give or serve upon (or be required to give or serve upon) Lessee under and pursuant to the terms and provisions of this Lease simultaneously therewith, and no such notice to Lessee shall be effective or be deemed to have been given to Lessee hereunder unless such notice is also given to the Leasehold Mortgagee.  Until such time as Lessor shall have received written notice of a Leasehold Mortgage and the address to which the Leasehold Mortgagee thereunder desires copies of notices of default to be mailed, Lessor shall be under no obligation to provide copies of notices of default to a Leasehold Mortgagee.

6.4          RIGHT TO CURE:  The Leasehold Mortgagee shall have the right, within the same period of time as given to Lessee, and to the same extent and with the same effect as though done by Lessee, to take such action or to make such payment as may be necessary or appropriate to cure any matter required to be performed under this Lease, it being the intention of the parties hereto that Lessor shall not exercise its right to terminate this Lease (or Lessee’s right to possession) without first affording to the Leasehold Mortgagee the same rights and same notices provided in this Lease for the benefit of Lessee and the same period or periods of time afforded to Lessee within which to cure any matter to be cured hereunder, including the right to enter into possession of the Premises; provided, however, if no notice and cure period is otherwise provided in this Lease with respect to such default and such default is otherwise capable of being cured by such Leasehold Mortgagee (or a party acting under such Leasehold Mortgagee’s direction), Lessor shall nevertheless give such Leasehold Mortgagee written notice of such default and a reasonable opportunity to cure such default before Lessor exercises its remedies under the Lease.  In the event Lessor fails to give such simultaneous written notice to the Leasehold Mortgagee, Lessor shall be prohibited from exercising its remedies under this Lease until such notice is given and Leasehold Mortgage is given the benefit of any applicable cure periods granted to Lessee or Leasehold Mortgagee that commences upon receipt of a notice of default.  Any Leasehold Mortgage given to a Leasehold Mortgagee by Lessee may, if Lessee desires, be so conditioned as to provide between any such Leasehold Mortgagee or trustee and Lessee, that said Leasehold Mortgagee or trustee, on making good and curing any such matter to be performed by Lessee, shall be thereby subrogated to or put in the position of assignee of any or all of the rights of Lessee under the terms and provisions of this Lease, and Lessor shall upon the request of such Leasehold Mortgagee or trustee recognize such subrogation or assignment.

6.5          FORECLOSURE BY LEASEHOLD MORTGAGEE:  Anything in this Lease and specifically in Section 9.3 to the contrary notwithstanding, Lessor shall not be entitled to exercise its right to terminate this Lease (or to terminate Lessee’s right to possession hereunder) during the period that the Leasehold Mortgagee shall require to foreclose its mortgage or otherwise to fulfill or complete its remedies under such Leasehold Mortgage or to cure any default, provided that (1) in no event shall such period of time:  (a) exceed ninety (90) days and (2) within such period of time: such Leasehold Mortgagee proceeds promptly and with due diligence with its remedies under its Leasehold Mortgage and thereafter prosecutes the same with all due diligence; and (b) there is paid to Lessor the rent and all other sums which are payable or become due and payable under this Lease and all other obligations of Lessee under this Lease are observed and performed; provided, however, Leasehold Mortgagee shall have no obligation or liability for any indemnity obligations of Lessee.  The Leasehold Mortgagee shall not be required to continue such foreclosure proceedings if such default shall be cured prior to the completion of such proceedings.

6.6          NEW LEASE WITH LEASEHOLD MORTGAGEE UPON TERMINATION.  If this Lease (or if Lessee’s right to possession hereunder) shall terminate by reason of the occurrence of any default, Lessor agrees that the Leasehold Mortgagee shall have the right, for a period of ninety (90) days subsequent to such termination of this Lease or of Lessee’s right to possession hereunder to deliver to Lessor written notice of the Leasehold Mortgagee’s election to execute a new lease of the Premises on substantially the same terms as this Lease.  The parties intend and agree that the new lease shall have the same priority as this Lease and shall provide as such in the Memorandum of Lease evidencing such new lease.  All of Lessee’s right, title and interest in the improvements on the Premises prior to the termination of this Lease (or the termination of Lessee’s right to possession) shall automatically vest in the Leasehold Mortgagee upon the earlier to occur of (a) at the time that such new lease becomes effective or (b) the date Leasehold Mortgagee obtains title to such improvements pursuant to foreclosure, deed in lieu of foreclosure, or otherwise.  The Leasehold Mortgagee shall, at the time of the execution and delivery of such new lease, pay to Lessor all rental and all other sums which would have become payable hereunder by Lessee to Lessor to the date of the execution and delivery of such new lease had this Lease not terminated (or Lessee’s right to possession terminated) other than sums arising from any indemnity obligations, and which remain unpaid at the time of the execution and delivery of such new lease.  Any such new lease as contemplated in this Section 6.6 may, at the option of the Leasehold Mortgagee, be executed by a nominee of such holder, without the Leasehold Mortgagee assuming the burdens and obligations of Lessee thereunder beyond the period of its ownership of the leasehold estate created hereby, provided that Lessor’s prior written consent to said nominee has been obtained.

6.7          NO VOLUNTARY SURRENDER OF LEASEHOLD ESTATE WITHOUT CONSENT OF LEASEHOLD MORTGAGEE:  So long as there exists an unpaid or undischarged Leasehold Mortgage on the estate of Lessee created hereby, Lessor expressly agrees for the benefit of the Leasehold Mortgagee that it will not accept from Lessee a voluntary surrender of the Premises or a cancellation of this Lease prior to the expiration of this Lease without the written consent of the Leasehold Mortgagee.

6.8          LIABILITY OF LEASEHOLD MORTGAGEE:  Except as otherwise provided for in this Lease, no Leasehold Mortgagee, trustee or purchaser under a Leasehold Mortgage shall be or become liable to Lessor as an assignee of this Lease or otherwise until it expressly assumes by written instrument such liability.  Notwithstanding anything to the contrary continued herein, it is expressly provided, that any such Leasehold Mortgagee, trustee or purchaser shall only be liable to Lessor for the payment and performance of Lessee’s obligations hereunder accruing during the period that any such Leasehold Mortgagee, trustee or purchaser owns the Lessee’s leasehold estate hereunder and that any such liability or obligation assumed by Leasehold Mortgagee shall be limited to Leasehold Mortgagee’s interest in the Premises.

6.9          MODIFICATION OF LEASE:  Except as otherwise provided for in this Lease, neither Lessor nor Lessee shall enter into any modification of the Lease amending the rent hereunder, the term of this Lease or Lessor’s or Lessee’s obligations under this Lease without the prior written consent of any Leasehold Mortgagee, which consent shall not be unreasonably withheld or delayed.  Any such modification to this Lease made while a Leasehold Mortgage is in effect that Lessor has been given written notice of but without the prior written consent of the Leasehold Mortgagee shall not be effective or binding against the Leasehold Mortgagee.

6.10     ADDITIONAL LEASEHOLD MORTGAGEE PROTECTIVE PROVISIONS.  Lessor and Lessee agree to modify this Lease from time to time for the purpose of incorporating herein such additional mortgagee protective provisions as may be reasonably requested by any such Leasehold Mortgagee, provided such modifications are reasonably acceptable to Lessor and Lessor’s lender.

ARTICLE 7
OPERATIONS

7.1        POLLUTION CONTROL:  Lessee agrees that it shall not pollute the air, water or ground at or upon the premises and/or in the vicinity of its operations permitted hereunder, in violation of any applicable governmental statute, rule or regulations.

7.2        COMPLIANCE WITH LAWS AND REGULATIONS:  Lessee agrees that the conduct of its operations upon, and its use of the Premises, shall be in material compliance with all applicable laws, rules and regulations of the City of Muskogee, Muskogee County, State of Oklahoma, United States of America and other governmental authorities now or hereafter having jurisdiction thereof.  Lessee further agrees to comply with such reasonable and uniform rules and regulations as the Lessor may from time to time adopt and publish as a part of the protective covenants of the Muskogee Port and Industrial Park, provided in 1.3 above.

7.3        ENVIRONMENTAL ISSUES.  Lessee further agrees to (a) give notice to Lessor immediately upon its acquiring knowledge of the presence of any hazardous substance or contamination on the premises with a full description thereof; (b) promptly comply with any governmental requirement for the removal, treatment or disposal of such hazardous substances or contamination, providing Lessor with satisfactory evidence of such compliance; and (c) provide Lessor within thirty (30) days after demand by Lessor, with a bond, letter of credit or similar financial assurance evidencing to Lessor’s satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such hazardous substance or contamination.

7.4        SECURITY: In support of Lessor’s efforts, on behalf of its lessees, invitees, operators and users of the Port of Muskogee, to provide mutually financed and administered security services, Lessee agrees to contribute and pay a pro rata share of such cost, based on a degree of risk formula established for all of Lessor’s lessees. However, Lessor and Lessee agree that no representations as to the adequacy of the security services are made by Lessor and that neither Lessor nor its agents, servants, representatives or employees shall be liable to Lessee for any loss or damage to Lessee’s property or to property of others, attributable to acts of third parties. The agreed upon contribution to be paid by Lessee for such security services shall be one hundred eighty dollars ($180) per month, payable on the first day of each month during the term of this Agreement.

7.5        INSURANCE:  Lessee shall at all times cause to be maintained at its sole cost and expense, naming Lessor as additional insured, minimum insurance coverage as follows:

Public Liability Insurance	}	Combined
	}	Single Limit
Property Damage Insurance	}	$1,000,000.00

All such policies shall require that Lessor and Lessee be given thirty (30) days prior notice of any modification, termination and/or cancellation of coverages and that Lessor be provided certification of all such coverages.  Lessor shall also have the right to review such insurance coverages periodically to insure full and adequate protection in accordance with current generally accepted coverages in the industry.

7.6        LESSOR’S INSURANCE:  Lessor shall maintain a policy of commercial general liability insurance for not less than $1,000,000.00 combined single limit, naming Lessee as an additional insured.  Lessor will, upon Lessee’s request, annually provide a certificate of insurance evidencing such insurance with a thirty (30) day notice of cancellation or material modification.

7.7        WAIVER OF SUBROGATION:  Whenever (i) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Premises and (ii) such party is then covered (or is required under this Lease to be covered) in whole or in part by insurance with respect to such loss, cost, damage or expense, the party so insured (or required to be insured) hereby releases the other party from all such loss, cost, damage or expense.  Anything in this Lease to the contrary notwithstanding, Lessor and Lessee each hereby (i) waives any and all rights of recovery, claims, actions or causes of action, against the other, its agents, servants, representatives, directors, officers, partners, shareholders or employees for any loss, cost, damage or expense which is covered (or required under this Lease to be covered) by insurance.

7.8        INDEMNITY:

(a)           Lessee’s Indemnity.  Except for claims as to which Lessor shall have waived rights of subrogation as provided in Section 7.7 above, Lessee hereby agrees to indemnify, defend, and hold harmless Lessor and Lessor’s officers, directors, employees, agents, and servants, and the heirs, successors, assigns and legal representatives of such parties (collectively, the “Lessor Indemnified Parties”), from any and all claims, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by or asserted against the Lessor Indemnified Parties and resulting from the use and occupancy of the Premises by Lessee, its agents, servants, employees and contractors.  Lessee’s obligations under this Section 7.8(a) will not include, however, an obligation to pay that portion of any damages the responsibility for which is attributed by a court of competent jurisdiction, in a final, nonappealable judgment, to the negligence or willful misconduct of Lessor or any of the other Lessor Indemnified Parties.

(b)           Lessor’s Indemnity.  Except for claims as to which Lessee shall have waived rights of subrogation as provided in Section 7.7 above, Lessor hereby agrees to indemnify, defend, and hold harmless Lessee and Lessee’s officers, directors, employees, agents, and servants, and the heirs, successors, assigns and legal representatives of such parties (collectively, the “Lessee Indemnified Parties”), from any and all claims, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by or asserted against the Lessee Indemnified Parties and resulting from the performance (or non-performance) by Lessor of its obligations on the Premises as provided herein.  Lessor’s obligations under this Section 7.8(b) will not include, however, an obligation to pay that portion of any damages the responsibility for which is attributed by a court of competent jurisdiction, in a final, nonappealable judgment, to the negligence or willful misconduct of Lessee or any of the other Lessee Indemnified Parties.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1          LESSOR’S REPRESENTATIONS AND WARRANTIES:  Without limitation of any other representations or warranties of Lessor made herein, Lessor makes the following representations and warranties to Lessee, all of which are made in order to induce Lessee to enter into this Lease, and Lessor shall indemnify and save Lessee harmless from and against all liabilities, costs, expenses and claims arising from any liabilities, losses or damages Lessee suffers as a result of any breach of the following representations and warranties.

(a)           Lessor’s Title.  Lessor has the legal right to make and enter into this Lease.  No other person or entity has any right of occupancy with respect to the Premises and there are no unrecorded agreements concerning the Premises.  During the initial and any renewal Term, Lessor shall not grant any other party any right to use the Premises or grant any other right, title, interest, easement, deed of trust or mortgage lien or any other encumbrance in or upon or affecting the Premises.

(b)           No Condemnation.  There are presently no pending or, to the best knowledge of Lessor, threatened condemnation actions or special assessments of any nature with respect to the Premises and Lessor has received no notice of any condemnation actions or special assessments being contemplated.

(c)           No Litigation.  There is no litigation or proceeding pending or, to the best knowledge of Lessor, threatened against the Premises nor are there any attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by a pending or threatened action against Lessor or the Premises.

(d)           Environmental.  To the best of Lessor’s knowledge, the Premises and the current and former use, operation, ownership, and management of each of them currently complies, and has always complied, with all applicable Environmental Laws; no wetlands, endangered or threatened species (nor their habitat), cultural or archeological resources, nor other features or conditions exist on the Premises that under applicable Environmental Laws could prevent, delay or impede the use or development of the Premises; there are no Hazardous Materials at, in, on, under, or affecting the Premises except in compliance with Environmental Laws; no part of the Premises has been used as a landfill, dump, or other solid waste disposal location (whether intentionally or inadvertently); no Hazardous Material has been released, disposed, discharged, abandoned, nor is present at, in, on, under or originating from the Premises (a) so that quantities or concentrations in soil, groundwater, or other media exceed applicable background conditions, (b) that would require reporting to governmental authorities, or (c) that upon notice to governmental authorities, would trigger investigation, remediation, cleanup, monitoring, or other response under applicable Environmental Laws; and that underground storage tanks on the Premises, as defined in RCRA.  As used herein Hazardous Materials Substances shall mean any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used, defined, regulated or listed under any Environmental Law, or in any regulations promulgated pursuant thereto, including any asbestos, lead, or petroleum products including gasoline, diesel fuel, fuel oil, heating oil, kerosene, motor oil, used oil and waste oil.  As used herein, Environmental Law shall mean any statute, regulation, rule, ordinance, adjudication, order or decree concerning or relating to (a) pollution or protection of the environment including natural resources, (b) exposure of persons to Hazardous Substances or other products, raw materials, chemicals or other substances, or (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial, mining or commercial activities.

(e)           Legal Compliance.  Lessor has not received any notice of any violations of law, statutes, rules, governmental ordinances, orders or requirements noted or issued by any governmental authority having jurisdiction over or affecting the Premises.

(f)            Zoning.  Current zoning or restrictive covenants affecting the Premises allow for the Permitted Use hereunder and there are no violations of any zoning restrictions or restrictive covenants.

(g)           Unpaid Bills.  No work has been performed or is in progress by Lessor, no materials have been furnished to the Premises, or any portion thereof, and all bills and claims for labor performed or materials furnished to Lessor for the benefit of the Premises for the period prior to the Commencement Date have been (or prior to the Commencement Date will be) paid in full such that there are (and on the Commencement Date will be) no mechanic’s liens or materialmen’s liens (whether or not perfected) on or affecting the Premises.

(h)           No Other Contracts.  Lessor is not a party to, nor is the Premises subject to, any other agreements or instruments which will be binding on the Premises or Lessee on or after the Commencement Date.

(i)            Access.  The Premises have legal access to one or more public right of ways.

8.2          LESSEE’S REPRESENTATIONS AND WARRANTIES:  Without limitation of any other representations or warranties of Lessee made herein, Lessee makes the following representations and warranties to Lessor, all of which are made in order to induce Lessor to enter into this Lease, and Lessee shall indemnify and save Lessor harmless from and against all liabilities, costs, expenses and claims arising from any liabilities, losses or damages Lessor suffers as a result of any breach of the following representations and warranties.

(a)           Organization.  Lessee is duly organized, validly existing and in good standing under the laws of the state of its organization and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Lease.

(b)           Authority.  Lessee’s execution, delivery and performance of this Lease have been duly authorized by all necessary action under Lessee’s organizational documents, and the person executing this Lease on behalf of Lessee was authorized to do so.

ARTICLE 9
TERMINATION

9.1        TERMINATION:  Upon the termination of this lease, however such termination may be brought about, whether by expiration of the term hereof, or an election to terminate the same, Lessee shall quit and surrender Premises to Lessor in as good condition as they are now, natural wear and tear from a reasonable use thereof and destruction of the said premises by the act of God, a public enemy, or an unavoidable accident alone excepted.  A holding over after the termination of this Agreement shall not renew or extend the same, but shall constitute Lessee a tenant at will of Lessor, and Lessee agrees to pay to Lessor as rent for Premises in such event, an amount equal to the sum of the primary term rental and any rental rate adjustment deemed appropriate by Lessor, each and every month Lessee shall hold possession of Premises after the termination of this Agreement.

9.2        EVENTS OF DEFAULT:  The following shall be “events of default” under this Agreement, and the terms “event of default” or “default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)           The insolvency, adjudication as a bankrupt or the appointment of a receiver for substantially all of Lessee’s property and/or Lessee’s interest in this Agreement.

(b)           The issuance of execution against Lessee’s interest in this Agreement or any legal process which by operation of law would cause Lessee’s interest in this Agreement to pass to any person other than Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

(c)           The failure or refusal of Lessee to pay the rent hereunder or any installment thereof when due.

(d)           Failure by the Lessee to observe and perform any agreement or undertaking of Lessee herein contained or to observe or comply with any of the terms, provisions or conditions of this Agreement to be observed or performed by Lessee.

9.3        CANCELLATION:  If any default shall occur and continue unremedied or uncorrected for a period of sixty (60) days, or in the case of a default which can reasonably be expected to be remedied or corrected, but which reasonably will require a period of more than sixty (60) days, then for such reasonable period as may be required to remedy or correct such default by the use of Lessee’s due diligence and best efforts, after Lessor shall have in writing (addressed to or delivered at Lessee’s address herein above set out) specified such default or failure, then in any such case or event, this Agreement shall, at the option of the Lessor immediately cease and terminate, and upon the occurrence of any one or more of such defaults or events, or upon the termination of this Agreement, however such termination be brought about, whether by an election to terminate same under any one or more of the foregoing provisions, or otherwise, Lessor may immediately, or at any time thereafter, re-enter said premises without notice, and without notice or demand in writing remove all persons and things therefrom with or without legal process and without prejudice to any of Lessor’s other legal rights, using such force as may be necessary or proper for the purpose, and any and all claims for damages by reason of any proceedings in the nature of execution, attachment, sequestration, forcible detainer or other legal action which Lessor may employ to recover said rents or the possession of said premises.

9.4        WAIVER OF BREACH OR DEFAULT:  No waiver of any default on the part of the Lessee nor any extensions of time granted by the Lessor to Lessee for any purpose whatsoever shall be held or deemed to be a waiver of any of the provisions or terms of this Agreement or of any default thereafter occurring.

ARTICLE 10
MISCELLANEOUS

10.1     QUIET ENJOYMENT:  Lessor covenants with Lessee that during the entire term of this Agreement and for so long as Lessee shall make timely payment of rentals due hereunder and shall perform all covenants on Lessee’s part to be performed, Lessee shall and may peaceably and quietly have, hold and enjoy the demised premises.

10.2     TAXES, LEVIES AND ASSESSMENTS:  Lessor and Lessee acknowledge that under present law, the property of Lessor is not subject to ad valorem taxation; however, Lessee agrees to pay all taxes, levies and assessments that may be legally levied and assessed against the Premises and/or any improvements or property owned by Lessee located upon the said premises during the term of this Agreement and any extension thereof, before the same become delinquent.

10.3     ENFORCEMENT:  In the event it should become necessary for Lessor to institute any action or proceeding of any kind for the enforcement of this Lease or any provisions hereof or to employ an attorney-at-law therefor, and such action or proceeding is resolved in favor of Lessor, then Lessee agrees to pay all costs and expenses of such proceedings, including a reasonable attorney’s fee for the Lessor’s attorney therein.

10.4     NOTICES:  all notices under this Agreement must be sent by Certified U.S. mail, postage prepaid, addressed as follows, except that any party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder.

(a)           Lessor:

Muskogee City-County Port Authority

4901 Harold Scoggins Drive

Muskogee, OK 74403

(b)           Lessee:

Nova Biofuels Oklahoma, LLC

 2777 Allen Parkway, Suite 860

 Houston, TX 77019

Any and all notices given by the parties hereto shall be deemed effective upon their receipt by the addressee, as set forth herein above.

10.5     SEVERABILITY:  Lessor and Lessee agree that if it should ever be held by a court of competent jurisdiction that any one or more sections, clauses, or provisions of this Agreement are invalid or ineffective for any reason, any such section, clause or provision shall be deemed separate from the remainder of this Agreement and shall not affect the validity and enforceability of such remainder.

10.6     ENTIRE AGREEMENT:  This Agreement embodies the entire agreement between the parties with respect to the leasing and use of the Premises.  There are not representations, terms, conditions, covenants or agreements between the parties relating thereto which are not mentioned or contained herein.  This Agreement shall completely and fully supersede all other prior agreements, both written and oral, between the parties pertaining to the Premises.  No party to any such prior agreement hereafter will have any rights thereunder but shall look solely to this Agreement for definition and determination of its rights, liabilities or responsibilities or relating to the aforesaid matters set forth herein.

10.7     SUCCESSORS AND ASSIGNS:  The covenants, terms, conditions and obligations set forth and contained in this Agreement shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

10.8     SUBSTITUTION OF PERFORMANCE:  If Lessee shall fail to do anything required to be done by it under the terms of this Agreement, except to pay rent and other charges, Lessor may, after thirty (30) days written notice to Lessee, at Lessor’s sole option, do such act or thing on behalf of Lessee, and upon notification of the cost thereof to Lessor, Lessee shall promptly pay to Lessor the amount of that cost.

10.9        Estoppel Letters.  Lessee and Lessor shall, at any time and from time to time upon not less than ten (10) days prior request by the other party, execute, acknowledge and deliver to Lessor or Lessee (or the designee of either such party), as the case may be, a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the Base Rent and any other charges have been paid in advance, (ii) to its best knowledge, that no default exists hereunder on the part of Lessor or Lessee, as the case may be (except that if any such default does exist, the certifying party shall specify such default), (iii) this Lease constitutes the sole agreement between Lessor and Lessee or, if not, specifying such additional agreements, and (iv) such other information as the requesting party may reasonably require, it being intended that any such statement delivered pursuant to this section may be relied upon by any prospective purchaser, sublessee or lender (including permitted assignees) of the Premises or the Lessee’s leasehold estate.

10.10      Non-Merger.  There shall be no merger of this Lease or the leasehold estate created hereby with the fee estate in and to the Premises by reason of the fact that this Lease or the leasehold estate created hereby, or any interest in either of them, may be held directly or indirectly by or for the account of any person who shall own the fee estate in and to the Premises, or any portion thereof, and no such merger shall occur unless and until all persons at the time having any interest in the fee estate and all persons having any interest in this Lease or the leasehold estate, including the holder of any mortgage upon the fee estate and any Leasehold Mortgagee, shall join in a written instrument effecting such merger.

10.11      Consents.  If a party’s consent, permission or approval is required hereunder, and unless another standard is expressly set forth therefore elsewhere in this Lease, such may not be unreasonably withheld, conditioned or delayed and will be deemed given if not refused or rejected in writing within thirty (30) days after a request for consent, permission or approval is made in writing.

10.12   Attorney’s Fees.  In the event that any legal matter, dispute, action or proceeding exists or is commenced by or between Lessor and Lessee under this Lease, the prevailing party shall be reimbursed reasonable attorneys’ fees and court costs in such matter.

10.13   Memorandum of Lease.  This Lease shall not be recorded; however, Lessor and Lessee shall contemporaneously with the execution of this Lease execute the memorandum of Lease attached here to as Exhibit __  Unless this Agreement is terminated during the Inspection Period as provided in Section 1.4 herein, the Memorandum of Lease will be recorded in the Real Estate Records of Muskogee, County, on February 1, 2007.

IN WITNESS WHEREOF, this Agreement has been executed in multiple copies, each of which, for all purposes, shall be deemed an original and all of which shall evidence but one agreement between the parties hereto, the day and year first above written.

MUSKOGEE CITY-COUNTY
PORT AUTHORITY

	BY:	/s/ Edwin L. Gage
Edwin L. Gage, Chairman

“L E S S O R”

ATTEST:	[SEAL]

/s/
SECRETARY

NOVA BIOFUELS OKLAHOMA LLC

	BY:	/s/ Kenneth T. Hern
Chairman and CEO,

“L E S S E E”

ATTEST:	[SEAL]

/s/
SECRETARY